Exhibit 1

Oi S.A. – In Judicial Reorganization CNPJ/MF No. 76.535.764/0001-43 NIRE 33.300.29520-8 Publicly-held company

MATERIAL FACT

Failure to Timely File Annual Report on Form 20-F

Oi S.A. – In Judicial Reorganization (BOVESPA: OIBR3, OIBR4; NYSE: OIBR.C, OIBR) (the “Company”) announces that, on May 17, 2017, the Company received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (the “2016 Annual Report”).

The Company was unable to file the 2016 Annual Report by its original deadline without unreasonable effort and expense because the Company has not been able to complete the preparation of its financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Given the ongoing discussions with the Company’s creditors, potential investors and other stakeholders with respect to the best proposal for a judicial reorganization plan, the implementation of which depends on the receipt of sufficient approval of the Company’s creditors pursuant to Brazilian law, that will permit the Company to successfully emerge from its ongoing judicial reorganization (recuperação judicial) proceedings before the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro, the Company has been unable to determine a set of assumptions that are reasonably reliable upon which to prepare an enterprise valuation of the Company and its consolidated subsidiaries to support the asset impairment testing required under U.S. GAAP. As a result, the Company has not completed such asset impairment testing and is currently unable to do so as this impairment testing requires that the Company’s management complete an enterprise valuation of the Company and its consolidated subsidiaries. The completion of the Company’s U.S. GAAP financial statements for inclusion in the 2016 Form 20-F requires that the Company determine whether (1) the use of a going concern assumption as a basis for the preparation of these financial statements is appropriate, and (2) the effects on the balances of assets, liabilities and on items comprising the statements of income, comprehensive income, changes in shareholders’ equity and cash flows if these financial statements were not prepared under this going concern assumption.

The NYSE informed the Company that, under the NYSE rules, the Company will have six (6) months from May 17, 2017, which may be extended for an additional six (6) month period at the sole discretion of the NYSE, to file the 2016 Annual Report with the U.S. Securities and Exchange Commission (the “SEC”). The Company is committed to filing the 2016 Annual Report as soon as practicable and that it can regain compliance with the NYSE continued listing requirements at any time prior to the stipulated deadline by filing the 2016 Annual Report with the SEC. The Company does not have the necessary information to estimate a specific date by which it will file the 2016 Annual Report.

The Company will keep its shareholders and the market informed of the development of the subject matter of this Material Fact.

Rio de Janeiro, May 17, 2017.

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Oi S.A. – In Judicial Reorganization

Special Note Regarding Forward-Looking Statements:

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management of Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or U.S. federal securities laws or the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions Oi and its affiliates do not have any intention or obligation to update, revise or publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the SEC.